Exhibit 10.44

Loan No. RICF103T01

STATUSED REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated May 5, 2004 (the “MLA”), is entered into as of May 5, 2004 between CoBANK, ACB (“CoBank”) and FGDI, L.L.C., West Des Moines, Iowa (the “Company”).

SECTION 1. The Revolving Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed at any one time outstanding, the lesser of (i) the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached a Exhibit A), (ii) $10,000,000.00 (the “Commitment”) or (iii) an amount when combined with outstanding under Statused Revolving Credit Supplement No. RICF103S01, dated May 5, 2004 (“Supplement S01”) and outstanding under Statused Revolving Loan Supplement No. RICF103S04, dated May 5, 2004 (“Supplement S04”) between CoBank and the Company, that does not exceed the Borrowing Base. Within the limits of the Commitment, as such Commitment may be reduced by the above terms, the Company may borrow, repay and reborrow.

SECTION 2. Purpose. The purpose of the Commitment is to finance inventory and receivables referred to in the Borrowing Base Report and to reimburse CoBank for any drafts that it may honor under letter(s) of credit issued hereunder (“Letter of Credit”). If CoBank honors any such drafts submitted under a Letter of Credit, Company hereby irrevocably authorizes CoBank to make a loan hereunder to reimburse CoBank for such draft payments.

SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including April 1, 2006, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A) Weekly Quoted Variable Rate. At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate established by CoBank shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(B) LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 1 1/2%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 5; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR”

shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by CoBank not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon CoBank’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5. Promissory Note. The Company promises to repay the loans that are outstanding at the time the Commitment expires on April 1, 2006. If any installment due date is not a day on which CoBank is open for business, then such payment shall be made on the next day on which CoBank is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof.

SECTION 6. Prepayment. Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s). During the term of the Commitment, prepayments shall be applied to such balances, fixed or variable, as the Company shall specify. After the expiration of the term of the Commitment, prepayments shall, unless CoBank otherwise agrees, be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

SECTION 7. Letters of Credit. If agreeable to CoBank in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after receipt of a duly completed and executed copy of CoBank’s then current form of application or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed an advance under the Commitment. Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the loans. The fee for issuing each letter of credit shall be 175 basis points per annum of the face amount of each letter of credit.

SECTION 8. Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished. However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished. Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 9. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment, at the rate of 15 basis points per annum (calculated on a 360 day basis), payable quarterly in arrears by the 20th day following each calendar quarter. Such fee shall be payable for each calendar quarter (or portion thereof) occurring during the original or any extended term of the Commitment. For the purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		FGDI, L.L.C.

By:	/s/ Teresa Fountain	By:	/s/ Rodney L. Ivers
Title:	Assistant Corporate Secretary	Title:	Vice President/CFO

SEASONAL BORROWING BASE REPORT”

CoBANK, ACB

NAME OF BORROWER: FGDI, LLC	CITY, STATE: West Des Moines, Iowa	FOR PERIOD ENDING (DATE):

PART A – ELIGIBLE INVENTORY & GRAIN ADVANCES

For purposes hereof, ELIGIBLE INVENTORY shall mean inventory which: (a) is of a type shown below; (b) is owned by the Company and not held by the Company on consignment or on a similar basis; (c) is not subject to a lien except in favor of CoBank; and (d) is in a commercially marketable condition. ELIGIBLE GRAIN ADVANCES shall mean advances paid by the Company for grain evidenced by a bill of lading and contract that establishes the specific grain volume and price.

INVENTORY	VALUE AT MARKET INCLUDING FREIGHT	ADVANCE RATE	MAXIMUM ADVANCE ALLOWABLE
Wheat		80%	$
Corn		80%	$
Milo		$80%	$
Soybeans		80%	$
Oats & Other Commodities		80%	$
Fertilizer		50%	$
Total Inventory	$
Grain Advances		$80%	$
Net of Advances without Ownership	$
Margin Deposits on Hedges at the Boards of Trade		90%	$

Total Part A: Eligible Inventory	$		$

PART B – ELIGIBLE RECEIVABLES

For purposes hereof, ELIGIBLE RECEIVABLES shall mean rights to payment for goods sold and delivered or for services rendered which: (a) are not subject to any dispute, set-off, or counterclaim; (b) are not owning by an account debtor that is subject to a bankruptcy, reorganization, receivership or like proceeding; (c) are not subject to a lien in favor of any third party, other than liens authorized by CoBank in writing which are subordinate to CoBank’s lien; (d) are not owed by a foreign account debtor unless covered by a letter of credit issued by a bank acceptable to CoBank, except that receivables form account debtors in Canada shall be allowed in cases where Borrower has provided satisfactory evidence that CoBank has a perfected first priority security interest in such receivables; (e) are less than 60 days from settlement date; (f) do not exceed a 50% cross-age maximum and (f) are not owning by an account debtor that is owned or controlled by the Company.

AGING OF ELIGIBLE RECEIVABLES		AMOUNT	ADVANCE RATE	MAXIMUM ADVANCE ALLOWABLE
Total Accounts Receivables		$
Less:	Foreign Accounts Receivable “that are not covered by letters of credit issued by a bank	$
Less:	Canadian Debtor Accounts Receivable that CoBank does not have a first priority security interest	$
Less:	Non-Trade Accounts Receivable	$
Less:	Related Company Accounts Receivable	$
Less:	Receivables > 60 days form settlement date	$
Less:	Cross-Age Accounts Receivable > 50% for accounts that are not supported by either; a) letters of credit issued by a bank acceptable to CoBank, or b) a 35% cash deposit and 65% CCC Guarantee	$
Less:	Contra Accounts	$
Subtotal Eligible Trade Receivables			$85%	$
Plus:	Receivables from Foreign Accounts that are supported by a 35% cash deposit and 65% CCC guarantee and are less than 120 days from settlement date		$60%	$

Total Part B: Eligible Trade Receivables				$

PART C – BORROWING BASE CALCULATION

Subtotal (totals from Parts A and B)			$
Less:	Advances from Customers (Current Liability)	100%	$
Less:	Grain Payables to Producers with Prior Liens		$
BORROWING BASE			$
Less:	Outstanding Balance of Supplements (as of End of Period), not to exceed $120,000,000		$
Excess of Deficit (as of End of Period)			$

NOTE: IF DEFICIT EXISTS, REMIT AMOUNT TO CoBANK, ACB

I HEREBY CERTIFY THAT THIS INFORMATION IS CORRECT.

AUTHORIZED SIGNATURE:	TITLE:	DATE: